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                                                                     Exhibit 3.2

                            ARTICLES OF INCORPORATION
                                       OF
                           TEMPUR PRODUCTION USA, INC.

     The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, states as follows:

     1    Corporate Name. The Corporation's name shall be Tempur Production USA,
Inc.

       2    Authorized Shares. The Corporation shall have authority to issue One
Hundred (100) shares.

     3    Registered Office and Agent. The street address of the Corporation's initial registered office shall be 5511 Staples Mill Road, Richmond, Henrico County, Virginia 23228. The name of the Corporation's initial registered agent at that office shall be Edward R Parker. The initial registered agent is a member of the Virginia State Bar, and a resident of VA.

     4    Incorporator. The name and mailing address of the incorporator are
Jeffrey L. Hallos, 2700 Lexington Financial Center, 250 West Main Street, Lexington, Kentucky 40507.


                                        /s/ Jeffrey L. Hallos,
                                        ----------------------------------------
                                        Jeffrey L. Hallos, Sole Incorporator